FORM 18-K/A
                                 AMENDMENT NO. 1
           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ANNUAL REPORT

                                     of the

                              UNITED MEXICAN STATES
                              (Name of Registrant)


               Date of end of last fiscal year: December 31, 2001


                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

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Title of Issues      Amount as to which registration is   Names of exchanges on
                                 effective                  which registered

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      N/A                            N/A                           N/A

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   Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:



                            Edmundo Gonzalez Herrera
                   Financial Representative -- New York Office
                   Banco Nacional de Comercio Exterior, S.N.C.
                           375 Park Avenue, Suite 1905
                            New York, New York 10152

                                   Copies to:

                                 Wanda J. Olson
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                            New York, New York 10006

*The Registrant is filing this annual report on a voluntary basis.


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This amendment to the annual report of the United Mexican States on Form 18-K for the year ended December 31, 2001 comprises:

(a)      Pages numbered 1 to  4 consecutively.

(b)      The following exhibits:

         Exhibit 1 -       Recent Developments - United Mexican States


         This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

                                 SIGNATURE PAGE




                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, the United Mexican States, has duly caused this annual report or amendment to Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Mexico on the 10th day of December, 2002.


                                               By: /s/ Alonso Garcia Tames
                                                   ------------------------
                                                   Alonso Garcia Tames
                                                   Director General of Public
                                                   Credit of the Ministry of
                                                   Finance and Public Credit



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                                  EXHIBIT INDEX


                                                                     Page


Exhibit 1 -       Recent Developments - United Mexican States          5